Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ex 211

Advanced Life Sciences Announces Fourth Quarter and Full Year 2005 Results.

WOODRIDGE, IL, March 14, 2005/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced its financial results for the fourth quarter and full year ended December 31, 2005. The net loss for the three months ended December 31, 2005 was $2.6 million or ($.15) per share compared to a net loss of $25.3 million or ($7.29) per share for the three months ended December 31, 2004. The net loss for the full year 2005 was $6.6 million or ($.49) per share compared to a net loss of $27.4 million or ($13.27) per share for 2004. The decrease in the net loss for both periods is due to the $24.5 million in-process research & development charge the Company took in the fourth quarter of 2004, reflecting its establishment of a license agreement with Abbott Laboratories for cethromycin.

Michael T. Flavin, Ph.D., chairman and chief executive officer of the Company, noted “Advanced Life Sciences continued to make excellent progress during 2005. We completed our IPO to provide the capital required to advance the clinical development of our lead product, cethromycin and we launched our pivotal phase III clinical trials for cethromycin in the fourth quarter. With the closing of our recent $33.6 million private financing, we have strengthened our financial position and broadened our shareholder base.”

The Company ended 2005 with cash, cash equivalents and investments totaling approximately $15.2 million.

Operating Expense Analysis 2005 versus 2004:

•                  Research and development expense. Total research and development expense decreased 88% to approximately $3.1 million for the twelve months ended December 31, 2005 from approximately $25.7 million for the twelve months ended December 31, 2004. The total expense realized in 2004 of $25.7 million includes an in-process research and development charge totaling approximately $24.5 million related to the cethromycin license. Excluding this non-recurring expense, total research and development expenditures increased by approximately $1.9 million in 2005.

•                  General and administrative expense. General and administrative expense increased 96% to approximately $3.2 million for the year ended December 31, 2005 from $1.6 million for the year ended December 31, 2004. Of the approximate $1.6 million increase in administrative expense, approximately $776,000 related to one-time stock option expense and compensation charges paid in connection with the completion of the Company’s IPO.

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2005 Operational and Financial Highlights:

Advanced Life Sciences is developing cethromycin, a novel once-a-day ketolide antibiotic, in response to the emerging antibiotic resistance observed in the treatment of community acquired pneumonia (CAP). Cethromycin has previously been tested by Abbott in approximately 3,800 human subjects during clinical trials, and the Company has initiated pivotal phase III clinical trials for the treatment of mild-to-moderate CAP.

Advanced Life Sciences completed the following activities in 2005:

•                  Launched pivotal phase III clinical trials with cethromycin in CAP

•                  Received FDA guidance regarding its cethromycin regulatory and development plan

•                  Established presence with key thought leaders in the infectious disease field at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) conference

•                  Engaged Quintiles as its clinical research organization for cethromycin clinical development

•                  Completed tablet manufacturing and clinical site distribution of cethromycin with Cardinal Health

•                  Elected Scott Meadow, an experienced healthcare financier, and Richard Reck, formerly a partner with KPMG, to its board of directors. Mr. Meadow was also elected as chairman of the board compensation committee, while Mr. Reck was elected chairman of the board audit committee

•                  Raised net proceeds of $28.7 million in its August, 2005 IPO.

Advanced Life Sciences recently raised net proceeds of approximately $33.6 million in a private placement in March, 2006. Additionally, the Company engaged Montridge, LLC, a financial healthcare investor relations firm, and continued a comprehensive IR program.

2006 Financial and Operational Guidance:

The Company anticipates the following upcoming milestones in the clinical development of cethromycin:

•                  Completion of pivotal phase III clinical trials in 2006

•                  Submission of NDA for the CAP indication in the first quarter of 2007

•                  Advancement of discussions with potential commercial partners for cethromycin.

Advanced Life Sciences expects to invest between $22 million and $25 million in the cethromycin program and supporting operations over 2006. The Company anticipates cash requirements of between $3.5 million and $4 million for first quarter 2006 operating activities. With the current cash on hand, the Company believes it has sufficient financial resources to complete the cethromycin clinical trial program in CAP and file its NDA with the FDA. Advanced Life Sciences is on track to initiate 200 clinical sites in the Northern and Southern Hemispheres to recruit 1,000 total subjects in its pivotal phase III CAP clinical trials for cethromycin during 2006.

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Conference Call Details:

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Wednesday, March 15, 2006 to discuss the Company’s fourth quarter financial results.

The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of Advanced Life Sciences’ corporate website at www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 800-322-2803 (domestic) or 617-614-4925 (international). The passcode for the conference call is 38767589. A telephone replay of the call will also be available for 48 hours. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 53133563.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation. The Company’s lead candidate, cethromycin, is a novel once-a-day ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	Year ended December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$4,749,932	$194,555
Investments - available for sale	10,475,000	—
Accounts receivable - related party	6,160	24,868
Clinical trials supplies	—	533,333
Prepaid insurance	362,241	—
Prepaid expenses and other	118,263	25,806

Total current assets	15,711,596	778,562

FURNITURE AND EQUIPMENT:
Furniture and fixtures	147,275	139,005
Laboratory equipment	142,928	142,928
Computer equipment	111,884	79,146
Leasehold improvements	40,646	40,646
Construction in-progress	75,887	—

Total furniture and equipment—at cost	518,620	401,725
Less accumulated depreciation	(267,372)	(180,807)

Furniture and equipment—net	251,248	220,918

OTHER LONG-TERM ASSETS:
Deferred financing costs	53,004	15,000
Other assets	6,062	1,452

Total other long-term assets	59,066	16,452

TOTAL ASSETS	$16,021,910	$1,015,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$294,816	$255,880
Accrued expenses	240,761	185,348
Accrued interest payable	5,334	4,319
Licenses payable	—	14,000,000
Notes payable, net of $11,766 debt discount	—	2,238,234
Short-term lease payable	14,114	12,070

Total current liabilities	555,025	16,695,851

Long-term lease payable	13,166	27,279
Accrued interest payable - related party	765,514	566,603
Grant payable	500,000	—
Notes payable - net of $22,532 debt discount	3,892,468	—
Notes payable - related party	2,000,000	2,000,000

Total liabilities	7,726,173	19,289,733

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—December 31, 2005: 60,000,000 shares authorized; 17,990,322 issued and outstanding; December 31, 2004: 10,604,584 shares issued and outstanding;	179,903	106,046
Series A preferred stock of Advanced Life Sciences Inc., no par value— 250,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	54,834,373	21,894,446
Deficit accumulated during the development stage	(46,718,539)	(40,274,293)

Total stockholders’ equity (deficit)	8,295,737	(18,273,801)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,021,910	$1,015,932

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Revenue and Other Income:
Management fees	$8,358	$61,824	$61,239	$271,644
Grant	60,212		60,212	38,136
Royalty—related party	—	—	—	10,000

Total revenue and other income	68,570	61,824	121,451	319,780

Expenses:
Research and development	1,516,867	24,788,749	3,121,616	25,661,868
Selling, general and administrative	1,159,751	451,039	3,237,997	1,649,953

Total expenses	2,676,618	25,239,788	6,359,613	27,311,821

Loss from operations	(2,608,048)	(25,177,964)	(6,238,162)	(26,992,041)

Interest income	(174,504)	—	(272,216)	—
Interest expense	138,126	52,354	478,300	194,877

Net other (income) expense	(36,378)	52,354	206,084	194,877

Net loss	(2,571,670)	(25,230,318)	(6,444,246)	(27,186,918)

Less accumulated preferred dividends for the period	43,750	43,750	175,000	175,000

Net loss available to common shareholders	$(2,615,420)	$(25,274,068)	$(6,619,246)	$(27,361,918)

Basic net loss per share available to common shareholders	$(0.15)	$(7.29)	$(0.49)	$(13.27)

Weighted average number common shares outstanding- basic and diluted	17,990,322	3,468,835	13,610,694	2,062,351